Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made and entered into as of March 21, 2007 (the “Effective Date”) by and between O. I. Corporation, an Oklahoma corporation (the “Company”), and William W. Botts (“Botts”).

R E C I T A L S

WHEREAS, Mr. Botts is employed by the Company as President and Chief Executive Officer and serves as a member of the Board of Directors (the “Board”) of the Company;

WHEREAS, Mr. Botts was placed on paid, administrative leave from his positions with the Company on January 21, 2007;

WHEREAS, the Company and Botts have entered into the following agreements in connection with Botts’ employment: (1) Employment Agreement dated May 1, 1996 (the “Employment Agreement”); (2) Indemnification Agreement dated May 10, 2005 (the “Indemnification Agreement”); (3) Employee Patent and Proprietary Information Agreement (the “Proprietary Information Agreement”) dated June 13, 2006; and (4) the Option Grants set forth in Section 2(c) of this Agreement;

WHEREAS, effective immediately, Mr. Botts desires voluntarily to resign as President and Chief Executive Officer, as a member of the Board and all other positions he may have with the Company or any affiliated company, and the Company desires to accept such resignations effective immediately; and

WHEREAS, in connection with Mr. Botts’ resignation, the parties desire to amend and restate their rights and obligations with respect to each other.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Botts (collectively referred to as the “Parties”) hereby agree as follows:

1. Resignation. To be effective immediately, Mr. Botts hereby resigns as President and Chief Executive Officer, as a member of the Board, and from all other positions he may hold with the Company or any affiliated company, and the Company hereby agrees to execute such documents and take such acts as the Company determines necessary to affect his resignation from all such positions.

2. Compensation and Benefits.

(a) Accrued Compensation & Benefits. On March 23, 2007, the Company will pay Botts any and all accrued unpaid wages through the Effective Date, less lawful deductions and withholding and in accordance with the Company’s normal payroll practices. Botts agrees and acknowledges and agrees to verify on March 23, 2007 that such amount included all accrued vacation (which constitutes of 8 weeks of vacation at Botts current salary), leaves, bonuses, benefits, perquisites, and whatever else of any nature Botts contends, or may contend, are due to Botts from the Company, except for those benefits or compensation as expressly defined elsewhere in this Agreement. Botts and the Company agree that Botts will not receive any bonus for his service in 2006 or 2007.

(b) Reimbursement of Expenses. The Company agrees to reimburse Botts for all reasonable expenses incurred by Botts on behalf of the Company for which Botts provided documentation acceptable to the Company within fifteen (15) days following the Effective Date, detailing the amount and purpose of each expense. Following this reimbursement, the Company has no further obligation to reimburse Botts for any expenses.

(c) Stock Options. Following is a listing and description of the option grants Botts received pursuant to the Company’s 1993 Incentive Compensation Plan (as amended through the date hereof, the “1993 Plan”), including a summary of the vesting status for each. Notwithstanding anything to the contrary contained in the option grants referenced below (including any 1993 Plan documents distributed with such option grants), Botts and the Company agree that, after the Effective Date, Botts will not vest in any additional shares purchasable under these option grants despite any additional service Botts might provide to the Company following the Effective Date.

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On January 25, 1999, Botts received an option grant under the 1993 Plan to purchase 30,000 shares of Common Stock, with an exercise price of $5.625 per share (“Option Grant 1”). As of the Effective Date, Botts had exercised 15,000 shares of Common Stock under Option Grant 1 and was vested in the remaining 15,000 shares of Common Stock under Option Grant 1.

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On February 8, 2000, Botts received an option grant under the 1993 Plan to purchase 30,000 shares of Common Stock, with an exercise price of $3.875 per share (“Option Grant 2” and, together with Option Grant 1, the “Option Grants”). As of the Effective Date, Botts had exercised 6,000 shares of Common Stock under Option Grant 2 and was vested in the remaining 24,000 shares of Common Stock under Option Grant 2.

Pursuant to the terms of the 1993 Plan, Botts will have 90 days following the Effective Date to exercise any vested options under the Option Grants. The Board has approved the payment of the exercise price of the Option Grants by having shares of the Company’s common stock held by Mr. Botts using the cashless exercise method provided in Section 5(c)(1) of the 1993 Plan. Mr. Botts will notify the Company’s Chief Financial Officer to exercise the Option Grants and, to the extent Mr. Botts elects to exercise the Option Grants using the cashless exercise method the shares of Common Stock used by Botts to pay the exercise price shall be based on the closing sales price as reported on the Nasdaq Global Market on the date of such exercise.

(d) Continuation of Health Benefits. As partial consideration for signing and not revoking this Agreement, if Botts elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or under such other supplemental or substitute group health insurance benefit continuation program as may be provided pursuant to applicable state law (such programs collectively referred to herein as “COBRA”), the Company will pay Botts’ COBRA premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment (hereinafter “Benefit Continuation”), until the earlier of (i) October 31, 2007 or (ii) the date that Botts is covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Such Benefit Continuation will be in lieu of any other continued health care coverage to which Botts or Botts’ dependents would otherwise be entitled at Botts’ own cost under Code Section 4980B by reason of Botts’ termination of employment.

3. Proprietary Information. Botts agrees that the Proprietary Information Agreement survives the termination of Botts’ employment and Botts shall comply with the terms and conditions contained in the Proprietary Information Agreement. Botts shall return all the Company property (except as otherwise provided hereby) and Company proprietary or confidential information in Botts’ possession and/or control to the Company on or before the Effective Date. For a period of five years following the date hereof , the Company will retain a copy of any proprietary or confidential information Botts obtained in his capacity as a director with a third-party escrow service and will allow that information to be made available to Botts in the event Botts requires access to such information for purposes related to Botts service as a director of the Company. Botts shall not retain any copies of such confidential and proprietary information. A copy of the Proprietary Information Agreement is attached hereto as Exhibit B.

4. Release of Claims.

(a) Release by Botts. To the full extent permitted by law, Botts (for himself and his spouse, executors, heirs, beneficiaries, representatives, and anyone claiming by or through Botts), upon signing this Agreement, do immediately, completely, knowingly, and voluntarily, release and forever discharge, covenant not to present or to sue, and waive any right to recover from the Company, including its predecessors, successors, affiliates, stockholders, officers, directors, agents, insurers, representatives, attorneys, auditors, assigns, and current employees and former employees, all individually and in their official capacities, (collectively the “Released Parties”) from any and all claims relating to or arising from Botts’ employment and termination of employment with the Company, Board service and any act that has occurred as of the date of the execution of this Agreement, whether presently known or unknown; and that this release shall be construed as broadly as possible and shall include without limitation, the following:

(i) any and all claims relating to or arising from Botts’ employment relationship with the Company and the termination of that relationship;

(ii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(iii) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, the following:

•	The Age Discrimination in Employment Act of 1967;

•	The Americans with Disabilities Act of 1990;

•	Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991;

•	The Consolidated Omnibus Budget Reconciliation Act of 1985; Employee Retirement Income Security Act of 1974;

•	The Fair Labor Standards Act of 1938;

•	The Family and Medical Leave Act of 1933;

•	The Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act;

•	The Sarbanes-Oxley Act of 2002;

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The Texas Commission on Human Rights Act, Texas Labor Code §400.001. et seq. (specifically, §21.001, et seq. prohibiting discrimination/exploitation based upon age, race, sex, religion, national origin, disability);

•	Texas Labor Code §451.001 et seq. (prohibiting discrimination based on application for workers’ compensation benefits);

•	The Texas Payday Act, Texas Labor Code §61.001, et seq.;

•	The Texas Minimum Wage Act, Texas Labor Code §62.002, et seq.;

•	The Texas Unemployment Compensation Act, Texas Labor Code §201.001, et seq.; and

•	Texas Genetic Information and Testing Law;

(iv) any and all claims for violation of the federal, or any state, constitution;

(v) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vi) any and all claims for attorneys’ fees and costs; and

(vii) any and unknown claims, in compliance with any statute or ordinance that requires a specific release of unknown claims or benefits, and expressly waive and relinquish any and all claims, rights or benefits unknown to Botts at the time of the execution of this Agreement.

(b) Release by Company. To the full extent permitted by law, the Company, upon signing this Agreement, does immediately, completely, knowingly, and voluntarily, release and forever discharge, covenant not to present or to sue, and waive any right to recover from Botts from any and all claims relating to or arising from Botts’ employment and termination of employment with the Company, Board service and any act that has occurred as of the date of the execution of this Agreement, whether presently known or unknown; and that this release shall be construed as broadly as possible.

(c) Intention of Release. The Company and Botts agree that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or those obligations remaining under the Indemnification Agreement, Proprietary Information Agreement or the 1993 Plan.

5. Acceptance of Agreement. Botts acknowledges and understands that he has up to twenty-one (21) days to consider and sign this Agreement and that he may revoke this Agreement for a period of up to seven (7) days following the day Botts executes this Agreement. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to the Company’s Chief Financial Officer or the Company’s Chief Financial Officer’s designee, or mailed to the Company’s Chief Financial Officer at 151 Graham Rd., College Station, Texas 77842 and postmarked no later than the seventh day after Botts signs this Agreement. This Agreement shall not become effective or enforceable until the Company has received from Botts a signed copy of the Agreement and a letter in the form attached hereto as Exhibit A and the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Texas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. The Agreement will be withdrawn by the Company if not timely returned in the manner and within the times stated in Paragraph 7. The Company does hereby advise Botts to consult with an attorney prior to signing this Agreement.

6. Consideration for Signing and Not Revoking this Agreement. In consideration for signing and not revoking this Agreement and compliance with the promises made herein, and in consideration for the agreements of Botts contained herein, the Company agrees to (i) pay Botts $10,000 per month for a period of six months beginning April 2007 and ending September 2007, to be paid on the fifth business day of each month; (ii) transfer the title of the 2006 Mercury Montego (the “Automobile”) in the possession of Botts; (iii) retain the IBM Thinkpad notebook computer (if and only if Botts represents to the Company that (a) the Company has in its possession a copy of all Company data and information currently on such laptop, (b) Botts has completely deleted all Company data, information and software, unless Botts has a valid, personal license for the use of such software, so that the same are irretrievable, and (c) he has not and will not make any copies (electronic or otherwise) of any data or any other information that was on such laptop); (iv) transfer to Botts his current mobile telephone number; (v) provide a letter to Texas A&M University for the transfer to Botts of the right to purchase four season tickets for Texas A&M University men’s basketball for seat locations in Section 120; (vi) the continuation of health benefits set forth in Section 2(d) above; and (vii) enter into the agreements set forth in Section 7 below (collectively, the “Consideration”). The Consideration will not be paid until the Company receives the Agreement bearing Botts’ original signature no later than twenty-two (22) days after Botts receives the Agreement and a letter signed by Botts in the form attached hereto as Exhibit C, provided that the letter is not signed or dated until eight (8) days after you sign this Agreement and further provided that the letter is received by the Company not later than ten (10) days after Botts signs the Agreement. The Company shall pay Botts the Consideration within ten days of the Company’s receipt of the documents and within the time prescribed in this Section 6.

Botts agrees that the Consideration constitutes monies and benefits to which he is not entitled under any policy or custom of the Company and that the Consideration constitutes full and fair payment for the agreements, restrictions, representations, and waivers of rights and claims and the releases stated in this Agreement; that Botts has not assigned to any other person or entity any of the rights and claims waived and released in this Agreement; and that there are no third party claims or liens to which the Consideration under which this Agreement may be subject.

7. Additional Agreements. In addition to the other agreements set forth herein, Botts and the Company hereby agree as follows: (i) when requested by the Company and at times mutually acceptable to Botts and the Company, Botts agrees to assist the Company in a consultant capacity for a period of up to 18 months and the Company agrees to pay Botts an amount of $150 per hour for any such consulting services and reimburse Botts for any approved expenses incurred by Botts in connection with such services, (ii) the Company will provide Botts with copies of any public filing to be made with the Securities and Exchange Commission prior to the time such filing is made and consider any comments Botts makes relating to such filings, the Parties agree that the Company is under no obligation to revise such filings for the comments of Botts; (iii) the Indemnification Agreement will remain in effect following the date hereof and the Company agrees that it shall indemnify Botts pursuant to the terms of the Indemnification Agreement to the maximum extent permitted by applicable law; (iv) the Company will discuss with Botts the repurchase of shares of the Company’s common stock held by Botts in connection with the Company’s stock repurchase policy; provided, however, that the Company is under no obligation to repurchase any such shares from Botts or to continue its stock repurchase policy; and (v) Botts and the Company hereby agree to terminate the Employment Agreement and, following the Effective Date and assuming this agreement is not revoked by Botts, the Employment Agreement shall hereby be terminated and shall be of no further force or effect.

8. No Pending or Future Lawsuits. Botts represents and warrants that Botts does not presently have on file, and further represents and warrants to the maximum extent allowed by law that Botts will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Agreement, with the exception of claims Botts brings to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. To the extent that Botts is still entitled to file any administrative charge with any governmental agency, Botts hereby releases any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on his behalf after his filing of any administrative charge. The foregoing notwithstanding, nothing herein shall be construed to limit Botts’ cooperation in any government investigation. The Company represents and warrants that it does not presently have on file, and further represents and warrants to the maximum extent allowed by law that the Company will not hereafter file, any lawsuits, claims, charges, grievances or complaints against Botts in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by Botts occurring prior to the Effective Date of this Agreement

9. Participation in Legal Proceedings. Botts agrees Botts will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. General.

(a) Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Botts represents and warrants that Botts has the capacity to act on Botts’ own behalf and on behalf of all who might claim through Botts to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

(b) No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

(c) Tax and Legal Advice. Botts has had an opportunity to consult with his legal counsel and tax and other advisors regarding the preparation of this Agreement and the exercise of his Option Grants. Botts understands and acknowledges that Andrews Kurth LLP has acted solely as legal counsel for the Company with respect to the preparation of this Agreement and has not acted as legal counsel for Botts.

(d) No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

(e) Tax Obligation. Botts acknowledges and agrees that the Company has made no representations to him concerning the taxable status of (i) the payments and other Consideration made under this Agreement, (ii) his Option Grants or the exercise of his Option Grants, or (iii) the grant to Botts of the title to the Automobile. Botts acknowledges that he is solely responsible for tax liability, if any, related to items (i) through (iii) above, and agrees to indemnify and defend the Company in connection with any tax liability relating to items (i) through (iii) above.

(f) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(i) they have read this Agreement;

(ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(iii) they understand the terms and consequences of this Agreement and of the releases it contains; and

(iv) they are fully aware of the legal and binding effect of this Agreement.

(g) Governing Law. This Agreement is made and is performable in Texas and shall be interpreted in all respects under the laws of the State of Texas (excluding its choice of law rules) and jurisdiction and venue shall be solely in the federal or state courts of Harris County, Texas.

(h) Entire Agreement. This Agreement, the Proprietary Information Agreement , the Indemnification Agreement and the other agreements referenced herein represent the entire agreement and understanding between the Company and Botts concerning Botts’ separation from the Company, and, except as set forth herein, supersede and replace any and all prior agreements and understandings concerning Botts’ relationship with the Company and Botts’ compensation by the Company.

(i) No Oral Modification. This Agreement may only be amended in writing signed by Botts and the Company’s Chief Financial Officer.

(j) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void and cannot be modified to be enforceable, except to the general release language, this Agreement shall continue in full force and effect without said provision.

(k) Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Austin, Texas before the American Arbitration Association (“AAA”) , or by a judge to be mutually agreed upon. Such arbitration shall comply with and be governed by the then current Employment Arbitration Rules of the AAA. The Parties agree that the arbitrator shall have the power to award any type of legal (but not equitable) relief that would be available in a court of law. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other costs and fees incurred in connection with the Arbitration, subject to an award of the arbitrator to the prevailing Party of such costs and fees. Judgment on any award rendered by the arbitrator in the arbitration may be entered in any court of competent jurisdiction.

(l) Jurisdiction. With respect to any suit, action or other proceeding arising from or relating to this Agreement other than those disputes resolved in arbitration pursuant to Section 12(k) above, the Company and Botts hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the Southern District of Texas, Houston Division (and any Texas state court within Harris County, Texas). The parties hereby irrevocably waive their respective rights to a trial by jury.

(m) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND THE GENERAL RELEASE LANGUAGE HEREIN AND DESIRE TO ENTER INTO THIS AGREEMENT. BOTTS HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND SEVEN (7) DAYS FROM THE DATE HE SIGNS THIS AGREEMENT TO REVOKE THIS AGREEMENT. ANY SUCH REVOCATION MUST BE MADE IN WRITING TO THE COMPANY’S CHIEF FINANCIAL OFFICER. BOTTS HAS ALSO BEEN ADVISED HEREIN TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. HAVING ELECTED TO SIGN THIS AGREEMENT AND RECEIVE THE CONSIDERATION DESCRIBED IN SECTION 6 ABOVE, BOTTS FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS BOTTS HAS OR MIGHT HAVE AGAINST THE COMPANY AND THOSE PERSONS AND ENTITIES DESCRIBED IN SECTION 4 ABOVE AS OF THE DATE BOTTS SIGNS THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the respective dates set forth below, to be effective as of the date first set forth above.

O. I. CORPORATION

Dated: March 21, 2007	By:	/s/ Bruce Lancaster
	Name:	Bruce Lancaster
	Title:	Vice President and Chief Financial Officer

Dated: March 21, 2007	/s/ William W. Botts
William W. Botts

EXHIBIT A

March 28, 2007

Mr. Bruce Lancaster

Vice President and Chief Financial Officer

O. I. Corporation

151 Graham Rd.

College Station, Texas 77842

Re: Separation Agreement and Release

Dear Bruce:

On March 21, 2007 I signed a Separation Agreement and Release (“Agreement”) between O. I. Corporation (the “Company”) and me. I was advised by the Company, in writing, to consult with an attorney or my choosing, prior to signing this Agreement. I understand that I had up to seven days from the date I signed the Agreement in which to revoke the Agreement.

I am signing this letter following the expiration of seven (7) days from the date I signed the Agreement. I have at no time revoked my acceptance or signing of that Agreement. I hereby reaffirm my acceptance of that Agreement. I further state that I have not experienced any unlawful treatment while employed by the Company.

Therefore, in accordance with the terms of the Agreement, I hereby request the consideration described in Section 6 of the Agreement.

Very truly yours,

EXHIBIT B

Employee Patent and Proprietary Information Agreement